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Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

        The following unaudited pro forma condensed combined balance sheet as of December 31, 2004 and unaudited pro forma condensed combined statement of income for the year ended December 31, 2004 (collectively the "pro forma statements") are based on the historical financial statements of SEACOR and Seabulk after giving effect for the Seabulk merger using the purchase method of accounting and our preliminary estimates, assumptions and pro forma adjustments as described in the accompanying notes to the pro forma statements. Certain reclassifications of information as presented in SEACOR's and Seabulk's historical financial statements included elsewhere herein have been made to conform to the presentation of the pro forma statements.

        The unaudited pro forma condensed combined balance sheet as of December 31, 2004 gives effect to the Seabulk merger as if it had occurred on that date. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2004 has been prepared to illustrate the effects of the Seabulk merger as if it had occurred on January 1, 2004. Preliminary estimates, assumptions and pro forma adjustments to state the acquired assets and liabilities of Seabulk at fair value are as of the announcement date of the Seabulk merger, March 16, 2005. Shares of SEACOR common stock assumed issued in the pro forma statements to acquire the outstanding Seabulk shares as of the announcement date were valued using an average market price over a period of days shortly before and after the announcement date. The pro forma statements are presented for information purposes only and have been derived from, and should be read in conjunction with, the historical consolidated financial statements of SEACOR and Seabulk, including the notes thereto. The pro forma adjustments, as described in the notes to the pro forma statements, are based on currently available information that we believe are reasonable. These adjustments are not necessarily indicative of our financial position or results of operations that would have occurred had the Seabulk merger taken place on the dates indicated, nor are they necessarily indicative of SEACOR's future financial position or results of operations.

        Pro forma adjustments reflect an allocation of the purchase price, material charges, credits and related tax effects that are directly attributable to the Seabulk merger and to conform Seabulk's accounting policies with those of SEACOR. Certain pro forma adjustments were based on a preliminary assessment of the value of assets and liabilities acquired as part of the Seabulk merger. However, changes to adjustments included in the pro forma statements are expected as valuations of assets and liabilities are finalized and additional information becomes available. The final purchase price allocations for the Seabulk merger will be affected by formal valuation analysis of certain assets by outside appraisal firms and may result in material adjustments to the amounts presented in the pro forma statements. Furthermore, the impact of integration activities and the finalization of charges and credits directly attributable to the Seabulk merger could also cause actual results to materially differ from the pro forma statements presented herein.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2004
(in thousands)

	SEACOR	Seabulk	Adjustments		Pro Forma Condensed Combined
ASSETS
Current Assets:
Cash and cash equivalents	$214,389	$18,949	$(108,058	)(a)	$125,280
Restricted cash	—	35,681	—		35,681
Available-for-sale securities	136,992	—	(12,866	)(h)	124,126
Accounts receivable, net	193,050	58,993	—		252,043
Inventories	18,837	7,868	(4,114	)(b)	22,591
Prepaid expenses and other	35,453	3,627	—		39,080

Total current assets	598,721	125,118	(125,038)		598,801

Investments, at Equity, and Receivables From 50% or Less Owned Companies	47,870	—	—		47,870
Property and Equipment, net	925,597	598,793	284,751	(c)	1,809,141
Construction Reserve Funds	144,006	—	—		144,006
Goodwill	28,755	—	143,303	(a)	172,058
Deferred Drydocking	—	32,377	(32,377	)(d)	—
Deferred Debt Issuance Costs	7,338	12,676	(12,676	)(e)	7,338
Other Assets	13,722	17,824	—		31,546

	$1,766,009	$786,788	$257,963		$2,810,760

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$63,461	$14,918	$—		$78,379
Current portion of long-term debt	13,228	16,653	—		29,881
Current obligations under capital leases	—	3,708	—		3,708
Other current liabilities	65,797	40,196	6,400	(f)	112,393

Total current liabilities	142,486	75,475	6,400		224,361

Long-Term Debt and Capital Lease Obligations	582,367	507,439	(20,572	)(g)	1,069,234
Deferred Income Taxes	211,542	—	40,726	(i)	252,268
Deferred Income and Other Liabilities	28,988	4,879	—		33,867
Minority Interest in Subsidiaries	6,869	—	—		6,869
Stockholders' Equity:
Common stock	245	234	(168	)(j)	311
Additional paid-in capital	412,210	259,843	170,977	(j)	843,030
Retained earnings (deficit)	551,273	(60,379)	60,379	(j)	551,273
Treasury shares	(197,850)	—	—		(197,850)
Unearned restricted stock	(2,423)	(758)	758	(k)	(2,423)
Accumulated other comprehensive income	30,302	55	(537	)(h)	29,820

Total stockholders' equity	793,757	198,995	231,409		1,224,161

	$1,766,009	$786,788	$257,963		$2,810,760

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(a)
The preliminary estimated consideration is allocated as follows (in thousands, except share data):

Consideration to purchase all outstanding Seabulk stock, warrants and options
Cash consideration	$98,608
Estimated direct transaction fees and expenses	9,450

Total cash consideration	108,058
Premium over par paid by SEACOR for Seabulk long-term debt (see note h)	540
6,641,270 SEACOR shares issued at $64.88 per share (exchange ratio of 0.2694)	430,886

Total consideration	539,484
Preliminary allocation of consideration
Book value of Seabulk net assets	(199,698)
Adjustments to historical net book value:
Inventories policy change, net of $1,440 in tax (see note b)	2,674
Property and Equipment, net of $99,663 in tax (see note c)	(185,088)
Drydocking policy change, net of $11,332 in tax (see note d)	21,045
Write-off deferred debt issuance costs, net of $4,437 in tax (see note e)	8,239
Compensation reserves, net of $2,240 in tax (see note f)	4,160
Long-term debt, net of $3,175 in tax (see note g)	(5,897)
Reduction of deferred tax valuation allowance (see note i)	(42,374)
Unearned Seabulk restricted stock (see note k)	758

Adjustment to Goodwill	$143,303

(b)
Represents the elimination of Seabulk's capitalized non-fuel inventories and supplies relating to its offshore marine vessel fleet to conform with SEACOR's accounting policy.

(c)
Represents preliminary purchase price adjustments to state Seabulk's acquired property and equipment at its estimated fair value of $883.5 million. Final purchase price adjustments based on the final valuation may materially differ from our preliminary estimates presented herein. Deferred tax liabilities associated with non-deductible fair market value adjustments were calculated using an income tax rate of 35% as the future depreciation of the fair market value adjustments will not be tax deductible.

(d)
Represents the elimination of Seabulk's deferred drydocking expense to conform with SEACOR's accounting policy.

(e)
Represents the elimination of Seabulk's deferred debt issuance costs as a result of stating its long-term debt at fair value (see note g).

(f)
Represents accrued payments related to various employment agreements among Seabulk and its senior officers triggered by the Seabulk merger and reserves for potential redundancies of personnel.

(g)
Represents the revaluation of Seabulk's remaining outstanding senior notes, after the elimination of $11.5 million par value of senior notes held by SEACOR (see note h), and Seabulk's Title XI debt to their estimated fair values. All other long-term debt and capital lease obligations of Seabulk are considered to approximate fair value in the pro forma statements. Final purchase price adjustments based on the final valuation of these Seabulk obligations may materially differ from our preliminary estimate presented herein.

(h)
Represents the elimination of SEACOR's investment in Seabulk's senior notes, stated at a fair value of $12.9 million, and the related unrealized gain of $0.5 million, net of $0.3 million in tax,

  against Seabulk's corresponding long-term debt of $11.5 million par value. The premium over par paid by SEACOR for its investment in Seabulk's senior notes of $0.5 million is included as additional consideration paid in the Seabulk merger.

(i)
Represents additional net deferred tax liabilities of $83.4 million recognized as a result of net of tax adjustments relating to the preliminary allocation of consideration (see note a), offset by reductions in Seabulk's valuation allowance of $42.4 million (see note a and as discussed below) and in SEACOR's deferred tax liability for unrealized gains on marketable securities of $0.3 million (see note h). As of December 31, 2004, Seabulk had outstanding deferred tax assets of $189.8 million (primarily net operating loss carryforwards and foreign tax credits), deferred tax liabilities of $127.4 million (primarily property differences) and recognized a valuation allowance of $62.4 million to offset the entire net deferred asset. The utilization of Seabulk's net operating loss carryforwards by the combined group will be subject to significant limitations; however, we have assumed that its entire net deferred tax asset will be realized except for $20.0 million of foreign tax credits for purposes of the pro forma statements. The final determination of these limitations may materially differ from our preliminary estimate presented herein.

(j)
Represents the total increase in capital for the combined group, comprised of SEACOR stock consideration of $430.9 million issued as a result of the Seabulk merger, offset by the historical net book value of Seabulk of $199.7 million.

(k)
Represents the elimination of Seabulk unvested restricted stock as a result of accelerated vesting triggered by the Seabulk merger.

Unaudited Pro Forma Condensed Combined Statement of Income
For the Year Ended December 31, 2004
(in thousands, except per share data)

	SEACOR	Seabulk	Adjustments		Pro Forma Condensed Combined
Operating Revenues	$491,860	$352,328	$—		$844,188

Cost and Expenses:
Operating expenses	354,163	218,039	(3,242	)(a)	568,960
Administrative and general	61,425	37,526	—		98,951
Depreciation and amortization	57,834	40,537	39,760	(b)	138,131

	473,422	296,102	36,518		806,042

Gains on Asset Sales	10,234	4,116	—		14,350

Operating Income	28,672	60,342	(36,518)		52,496

Other Income (Expense):
Interest income	8,422	309	—		8,731
Interest expense	(22,485)	(33,888)	1,075	(c)	(55,298)
Other, net	9,677	4,624	—		14,301

	(4,386)	(28,955)	1,075		(32,266)

Income Before Income Tax Expense, Minority Interest and Equity in Earnings of 50% or Less Owned Companies	24,286	31,387	(35,443)		20,230
Income Tax Expense (Benefit)	8,573	5,189	(6,690	)(d)	7,072

Income Before Minority Interest and Equity in Earnings of 50% or Less Owned Companies	15,713	26,198	(28,753)		13,158
Minority Interest in Net Income of Subsidiaries	(483)	(264)	—		(747)
Equity in Earnings of 50% or Less Owned Companies	4,659	—	—		4,659

Net Income	$19,889	$25,934	$(28,753)		$17,070

Basic Earnings Per Common Share	$1.09	$1.11			$0.68

Diluted Earnings Per Common Share	$1.08	$1.09			$0.68

Weighted Average Common Shares Outstanding:
Basic	18,306	23,264			24,947
Diluted	18,609	23,761			25,251

Notes to Unaudited Condensed Combined Pro Forma Statement of Income

  (a)
  Represents the elimination of Seabulk's capitalized non-fuel inventories and supplies amortization of $0.6 million and a $2.6 million reduction to restate Seabulk's drydock costs to an as incurred basis to conform with SEACOR's accounting policy.

  (b)
  Represents the restatement of Seabulk's depreciation expense to $80.3 million resulting from our preliminary valuation of its property and equipment of $883.5 million and to conform with SEACOR's accounting policies regarding depreciable useful lives and salvage values.

  (c)
  Represents the elimination of Seabulk's deferred debt issuance costs and premium amortization of $1.7 million offset by an expected net increase of $0.6 million resulting from the revaluation of Seabulk's senior notes and Title XI debt.

  (d)
  Represents the restatement of Seabulk's Income Tax Expense to an effective tax rate of 37% as a result of the recognition of Seabulk's net operating carryforwards by the combined group.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
Unaudited Pro Forma Condensed Combined Balance Sheet As of December 31, 2004 (in thousands)
Notes to Unaudited Pro Forma Condensed Combined Balance Sheet
Unaudited Pro Forma Condensed Combined Statement of Income For the Year Ended December 31, 2004 (in thousands, except per share data)
Notes to Unaudited Condensed Combined Pro Forma Statement of Income